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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December
 8, 1999 and the related Letter of Transmittal and is not being made (nor will tender be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           KINNARD INVESTMENTS, INC.

                         AT $7.50 NET PER SHARE IN CASH

                                       BY

                              SW ACQUISITION, INC.
                           A WHOLLY-OWNED SUBSIDIARY

                                       OF

                           STOCKWALK.COM GROUP, INC.

     SW Acquisition, Inc., a Minnesota corporation (the "Purchaser") which is owned by Stockwalk.com Group, Inc., a Minnesota corporation, is offering to purchase for cash all outstanding shares of common stock, par value $0.02 per share (the "Shares"), of Kinnard Investments, Inc., a Minnesota corporation (the "Company"), at a price (the "Offer Price") of $7.50 per Share, net to the seller in cash without interest, on the terms and subject to the conditions set forth in an Offer to Purchase, dated December 8, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which terms and conditions, as they may be amended or supplemented, constitute the "Offer").

 THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 10, 2000, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION
                                    DATE").

     THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, SHAREHOLDERS TENDERING AND NOT PROPERLY WITHDRAWING PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES OWNED BY PURCHASER AND ITS AFFILIATES, CONSTITUTE A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY-DILUTED BASIS ON THE DATE OF THE PURCHASE, THE APPROVAL OF THE OFFER IN ACCORDANCE WITH THE MINNESOTA BUSINESS COMBINATION ACT, THE COMPANY FOREGOING ITS RIGHT TO ADOPT A POISON PILL OR SIMILAR DEFENSIVE TACTICS, AND THE ABILITY OF THE PURCHASER TO OBTAIN FINANCING. THE PURCHASER CAN WAIVE ANY OR ALL OF THE CONDITIONS TO THE OFFER.
     For purposes of the Offer, the Purchaser will be deemed to accept for payment, and thereby purchase, all the Shares which are properly tendered and not withdrawn when and if the Purchaser gives oral or written notice to Firstar Bank of Minnesota, N.A. (the "Depositary") that the Purchaser is accepting those Shares for payment. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders whose Shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing Shares or a timely Book-Entry Confirmation of transfer of Shares into an account maintained by the Depositary at The Depository Trust Company, pursuant to the procedures set forth in Section 3 of the Offer to Purchase, and (b) a Letter of Transmittal (or a facsimile of one), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, depending upon when certificates of Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING FOR SHARES.
     Except as set forth above, and subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, to amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or termination or amendment of the Offer, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended ("Exchange Act"). The reservation by Purchaser of the right to delay acceptance for payment of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer. Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares whether or not Purchaser exercises its right to extend the Offer.
     Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in Section 4 of the Offer to Purchase. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in
Section 4 of the Offer to Purchase at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, February 7, 2000. For a withdrawal to be effective, a written or telegraphic notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering shareholder must also submit to the Depositary the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined below), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. An "Eligible Institution" is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc.
     THE INFORMATION REQUIRED TO BE DISCLOSED BY RULE 14D-6(E)(1)(VII) OF THE GENERAL RULES AND REGULATIONS UNDER THE EXCHANGE ACT IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE.
     The Purchaser has requested a shareholder list from the Company. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
     SHAREHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES PURSUANT TO THE OFFER.
     Questions and requests for assistance may be directed to the Information Agent named below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all of the tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.
                                90 Broad Street
                                   20th Floor
                            New York, New York 10004
                                 (212) 843-8500
                                  800-755-5001

                      The Dealer Manager for the Offer is:

                                RJ STEICHEN & CO
                         One Financial Plaza, Suite 100
                             120 South Sixth Street
                          Minneapolis, Minnesota 55402
                                 (612) 341-6200
                                  800-328-4836